Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Abdo H. Khoury

Chief Financial and Portfolio Officer

(949) 718-4400

NHP NAMES NEW CHAIRMAN AND LEAD INDEPENDENT DIRECTOR

NEWPORT BEACH, CA – February 10, 2009 - Nationwide Health Properties, Inc. (NYSE: NHP) announced today that NHP’s Board of Directors elected Douglas M. Pasquale as Chairman of the Board and Robert D. Paulson as Lead Independent Director. Both Mr. Pasquale and Mr. Paulson are currently directors. These appointments will take effect prior to this year’s Annual Meeting of Stockholders. Mr. Pasquale will succeed Charles D. Miller, who will remain a director.

“Chuck has been a director of NHP since its formation in 1985 and an outstanding independent Chairman of the Board over the past 11 years. He has been a mentor to me and all the directors and will be a tough act to follow,” commented Mr. Pasquale, NHP’s President and Chief Executive Officer.

“Doug has impressed the Board with his demonstrated leadership and is well suited for the Chairman’s role,” said Mr. Miller. “It has been my pleasure to serve as NHP’s Chairman for so many years during which NHP enjoyed outstanding growth and I look forward to working with Doug and Bob as NHP continues to grow and prosper.”

Nationwide Health Properties, Inc. is a real estate investment trust that invests in healthcare facilities and has investments in 583 facilities in 43 states. For more information on Nationwide Health Properties, Inc., visit our website at www.nhp-reit.com.

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